Exhibit 99.1
Keros Therapeutics to Receive Development Milestone Payment from Partner Takeda

LEXINGTON, Mass., July 30, 2026, (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced that it will receive a $20 million development milestone payment under the terms of the license agreement of elritercept with partner Takeda, following the dosing of the first patient in the ELRiSE MDS clinical trial. ELRiSE MDS is a Phase 3, multicenter, open-label, randomized trial to compare the efficacy and safety of elritercept versus epoetin alfa for the treatment of anemia due to very low, low, or intermediate risk myelodysplastic syndromes (“MDS”).

“We are delighted by the continued progress of the elritercept program,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer of Keros. “We are encouraged by the positive signals that were observed in the Phase 2 clinical trial of elritercept in patients with very low-, low-, or intermediate-risk MDS, which were observed in patients with MDS both with and without ring sideroblasts.”

Under the terms of the global license agreement with Takeda to further develop, manufacture and commercialize elritercept worldwide outside of mainland China, Hong Kong and Macau, which became effective on January 16, 2025, Keros received a $200 million upfront cash payment in February 2025, and is eligible to receive development, commercial and sales milestones with the potential to exceed $1.1 billion. Keros will also be eligible to receive tiered royalties on net sales.

Keros expects to distribute 25% of the net cash proceeds from this milestone payment to its stockholders following receipt of the payment.

About Elritercept

Elritercept is an engineered ligand trap comprised of a modified ligand-binding domain of the TGF-ß receptor known as activin receptor type IIA that is fused to the portion of the human antibody known as the Fc domain. Elritercept is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with MDS and in patients with myelofibrosis.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including skeletal muscle, bone, adipose, heart tissue and blood. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, rinvatercept, is being developed for the treatment of Duchenne muscular dystrophy and for the treatment of amyotrophic lateral sclerosis. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “continue,” “expect,” “potential,” “believe” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding the progress of the elritercept program; the expected milestone payment under the global license agreement with Takeda; and the expected distribution of net proceeds from such milestone payment to Keros’ stockholders. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, rinvatercept and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2026, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042